Exhibit 99.1

Mobix Labs Announces Strategic Acquisition of Spacecraft Components

~ Strategic move expanding Mobix Labs’ reach in aerospace, defense, and transportation ~

~ Acquisition expected to increase Revenue and Earnings on Close ~

IRVINE, Calif.—(BUSINESS WIRE)—Nov. 25, 2024— Mobix Labs, Inc. (Nasdaq: MOBX), a global innovator in advanced connectivity solutions, today announced it has agreed to acquire Spacecraft Components Corp., a Nevada-based leader in high-precision, mission-critical components for aerospace, defense, and commercial applications. The acquisition, which is expected to close in the first quarter of 2025, represents a significant strategic milestone for Mobix Labs as it expands its presence into new markets and strengthens its leadership in key industries.

Spacecraft Components is recognized for its cutting-edge engineering and manufacturing capabilities. Spacecraft delivers electrical connector components and accessories that are vital to mission critical missile technology, submarines, naval ships, oil rigs, railcars, military and commercial jet aircraft, and many other applications. Notably, its components are utilized in the Patriot Missile—the U.S. Army’s primary missile defense system—and tactical manned and autonomous vehicles. Additionally, Spacecraft supplies key components for railcar systems in major metropolitan areas such as Chicago and New York.

Strategic Fit and Market Expansion

As a long-standing supplier to Mobix Labs, Spacecraft Components Corp. has provided high-quality components for Mobix Labs’ products. This acquisition is a natural fit, allowing Mobix Labs to integrate Spacecraft’s expertise and expand into the aerospace, military, and defense sectors; while also entering the transportation market as a new revenue stream.

“This acquisition is transformative for Mobix Labs, aligning with our strategy to diversify our markets and strengthen our position in mission-critical industries,” said Fabian Battaglia, CEO of Mobix Labs. “Spacecraft’s exceptional reputation and product offerings, combined with Mobix Labs’ innovation and expertise, will drive significant growth opportunities for both companies. We are thrilled to welcome their talented team to Mobix Labs as we shape a stronger future together.”

Operational and Financial Impact

The acquisition is expected to increase Mobix Labs’ workforce by approximately 150 employees, primarily based in Nevada. Spacecraft Components reported unaudited revenues of $18.1 million in 2023, with forecasted growth for the next two years. Spacecraft’s compiled unaudited non-GAAP financials represent it has positive earnings and cash flow. The acquisition is expected to be accretive to Mobix Labs’ earnings. If the transaction closes as anticipated, it will materially increase Mobix Labs’ revenue in fiscal year 2025.

“This partnership provides an exciting opportunity for Spacecraft to grow alongside Mobix Labs,” said Craig Wiseman, President of Spacecraft Components. Wiseman also stated that “by combining our manufacturing expertise with Mobix Labs’ advanced technologies, we are poised to deliver even greater value to our customers across the aerospace, defense, and transportation sectors.”

Transaction Details and Closing Conditions

The terms of the transaction include a purchase price ranging from $18 million to $24 million, with consideration to be paid in a combination of cash and equity, subject to earnout provisions, all of which will be finalized subject to completion of due diligence. The deal remains subject to final due diligence and the approval of the boards of directors of both companies.

About Mobix Labs, Inc.

Based in Irvine, California, Mobix Labs designs, develops and sells components and systems for advanced wireless and wired connectivity, radio frequency (“RF”), switching and filtering technologies. The Company’s solutions are used in aerospace, defense, 5G, medical, industrial and other high-reliability markets. The Company’s True Xero active optical cables are designed to meet customer needs for high-quality active optical cable solutions at an affordable price. The Company’s electromagnetic filtering products are used in military and aerospace applications. These technologies are designed for large and rapidly growing markets where there are increasing demands for higher-performance communication and filtering systems that utilize an expanding mix of both wireless and connectivity technologies. More information on the company can be found by visiting http://www.mobixlabs.com or by following us on X @MobixLabsInc and LinkedIn.

About Spacecraft Components Corp.

Spacecraft Components Corp., founded in 1962, is a leader in manufacturing and distributing specialized connectors. The company serves various industries, including transportation, military, aerospace, and industrial sectors. The company produces a wide range of connectors and related accessories, designed to meet strict industry standards, including MIL-SPEC qualifications. Spacecraft Components Corp. is known for its ability to provide custom solutions to meet unique customer needs. With its facility in Nevada and a team of skilled professionals, Spacecraft Components Corp. remains a trusted name in the connector industry, delivering quality products and excellent service to its clients.

Forward-Looking Statements

This press release contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about capturing additional opportunities in the future, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement, such as Mobix Labs’ ability to close the Spacecraft Components acquisition pursuant to the terms of any agreement entered into by and between the parties, deliver parts or to develop technology in connection with the systems provided by Spacecraft Components to its customers. In some cases, forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “target,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. All information provided in this press release is as of the date of this press release, and Mobix Labs undertakes no duty to update such information, except as required under applicable law.

Media Contact:

Jeff Fox, The Blueshirt Group

jeff@blueshirtgroup.com

Investor Contact:

Lori Barker, The Blueshirt Group

lori@blueshirtgroup.com